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                                                                     Exhibit 3.3

                              ARTICLES OF AMENDMENT

                                       OF

                           THIRD AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                               PLIANT CORPORATION

                  In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act (the "URBCA"), Pliant Corporation, a Utah corporation (the "Corporation"), hereby declares and certifies as follows:

                  (1) The name of the Corporation is PLIANT CORPORATION.

                  (2) The Third Amended and Restated Articles of Incorporation of the Corporation (the "Restated Articles") is hereby amended (the "Amendment") by deleting, in its entirety, the current first paragraph of Section 3.3(b) of the Restated Articles and inserting in place thereof a new first paragraph of
Section 3.3(b) to read as set forth below.

                  "Series A Preferred Stock. The Corporation shall have a series of Preferred Stock that shall consist of One Hundred and Thirty Thousand (130,000) shares of Preferred Stock and shall be designated as 'Series A Cumulative Exchangeable Redeemable Preferred Stock' (the 'Series A Preferred Stock'). The preferences, limitations and relative rights of the Series A Preferred Stock are as follows:"

                  (3) The foregoing amendment to the Restated Articles was adopted as of June 18, 2001, in the manner prescribed by the URBCA.

                  (4) The Amendment was approved by the shareholders of the Corporation. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately, number of votes of each voting group indisputably represented, and the total number of undisputed votes cast for the Amendment by each voting were as follows:

          DESIGNATION                     OUTSTANDING     VOTES ENTITLED TO  VOTES REPRESENTED   UNDISPUTED VOTES
                                            SHARES             BE CAST                               CAST FOR

Common Stock                                563,921            563,921            317,306            317,306
Series A Cumulative Exchangeable            100,000            100,000             76,000             76,000
Redeemable Preferred Stock


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                  (5) The number of votes cast for the Amendment by each voting group entitled to vote on the Amendment was sufficient for approval by that voting group.

                  (6) Pursuant to Section 16-10a-123 of the URBCA, this Amendment shall be effective on July 11, 2001 at 9:00 A.M. Mountain Daylight Time.

                                     *******


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                  IN WITNESS WHEREOF, Pliant Corporation had caused this
Certificate of Amendment to the Third Amended and Restated Articles of Incorporation to be signed as of the June 29, 2001, by its President, and attested by its Secretary, who hereby affirm and acknowledge, under penalties of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

                                        By:  /s/ Jack E. Knott
                                             --------------------------------
                                             Name:   Jack E. Knott
                                             Title:  President

ATTESTED:

By:/s/ Larry E. Shepler
   --------------------------------
   Name:  Larry Shepler
   Title: Secretary